                                                                     Exhibit 1.1

             [LETTERHEAD OF TRIDENT SECURITIES, INC. APPEARS HERE]



                                 July 1, 1997




Board of Directors
Gaston Federal Savings and Loan Association
245 West Main Avenue
Gastonia, North Carolina 28052

RE:   Mutual Holding Company Marketing Services
      -----------------------------------------

Gentlemen:

This letter sets forth the terms of the proposed engagement between Trident Securities, Inc. ("Trident") and Gaston Federal Savings and Loan Association (the "Association") concerning Trident's investment banking services in connection with the reorganization ("Reorganization") of the Association into a mutual holding company ("MHC") and the issuance of shares of the stock savings bank subsidiary of the MHC in a community offering (the "Offering").

Trident is prepared to assist the Association in connection with the offering of shares of common stock of the MHC's stock savings bank subsidiary during the Offering as such term is defined in the Association's Plan of Mutual Holding Company Reorganization and Stock Issuance Plan (the "Plan"). It is expected that Trident will assist the Association in the Offering as follows: (1) as financial advisor to Management, (2) targeting sales efforts in the Association's local communities, (3) conducting information meetings for prospective investors (as desired), (4) training and educating the Association's management and employees regarding the mechanics and regulatory requirements of the process, (5) providing support for the administration and processing of orders and establishing a Stock Information Center on site in Gastonia, and (6) listing stock of the Association on the NASDAQ System and acting as a market maker for the shares. The specific terms of the services contemplated hereunder shall be set forth in a definitive Sales Agency Agreement (the "Agreement") between Trident and the Association to be executed on the date the Offering Circular is declared effective by the appropriate regulatory authorities. The price of the shares during the Offering will be the price established by the Association's Board of Directors, based upon an independent appraisal as approved by the appropriate regulatory authorities, provided such price is mutually acceptable to Trident and the Association.

At the appropriate time, Trident, in conjunction with its counsel will conduct an examination of the relevant documents and records of the Association as Trident and its counsel deem necessary and appropriate. The Association will make all documents, records and other information deemed necessary by Trident or its counsel available to them upon request.

For its services, Trident will receive the following compensation and reimbursement from the Association:


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TRIDENT SECURITIES, INC.

Board of Directors
July 1, 1997
Page 2

          1. A commission equal to two percent (2.0%) of the aggregate dollar amount of capital stock sold in the subscription and community offerings, excluding any shares of stock sold to the Association's directors, officers, employees and the employee benefit plans. Additionally, commissions will be excluded on those shares sold to "Associates" of the Association's directors and executive officers. The term "Associates" as used herein shall have the same meaning as that found in the Association's Plan of Reorganization.

          2. For stock sold by other NASD member firms under selected dealer's agreements, the commission shall not exceed a fee to be agreed upon jointly by Trident and the Association to reflect market requirements at the time of the stock allocation in a Syndicated Community Offering.

          3. The foregoing fees and commissions are to be payable to Trident at closing as defined in the Agreement to be entered into between the Association and Trident.

          4. Trident shall be reimbursed for out-of-pocket expenses incurred by them and their counsel, whether or not the Agreement is consummated. Trident's out-of-pocket expenses will not exceed $7,500 and its legal fees will not exceed $27,500. The Association will forward to Trident a check in the amount of $7,500 as an advance payment to defray the expenses of Trident.

It further is understood that the Association will pay all other expenses of the offering including but not limited to its attorneys' fees, National Association of Securities Dealers ("NASD") filing fees, and fees of either Trident's attorneys or other attorneys relating to any required state securities laws filings, transfer agent charges, telephone charges, air freight, rental equipment, supplies, fees relating to auditing and accounting and costs of printing all documents necessary in connection with the foregoing. These expenses are to be in addition to those enumerated in Paragraph (4) above.

For purposes of Trident's obligation to file certain documents and to make certain representations to the NASD in connection with the reorganization, the Association warrants that: (a) the Association has not privately placed any securities within the last 18 months; (b) there have been no material dealings within the last 12 months between the Association and any NASD member or any person related to or associated with any such member; (c) none of the officers or directors of the Association has any affiliation with the NASD; (d) except as contemplated by this engagement letter with Trident, the Association has no financial or management consulting contracts outstanding with any NASD member or any person related to or associated with any such member; (e) the Association has not granted Trident a right of first refusal with respect to the underwriting of any future offering of the Association's stock; and, (f) there has been no intermediary between Trident and the Association in connection with the public offering of the Association's shares, and no NASD member or any person related to or associated with any such member is being compensated if any manner for providing such service.

The Association agrees to indemnify and hold harmless Trident and each person, if any, who controls the firm against all losses, claims, damages or liabilities, joint or several and all legal or

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TRIDENT SECURITIES, INC.

Board of Directors
July 1, 1997
Page 3

other expenses reasonably incurred by them in connection with the investigation or defense thereof (collectively, "Losses"), to which they may become subject under the securities laws or under the common law, that arise out of or are based upon the reorganization or the engagement hereunder of Trident. If the foregoing indemnification is unavailable for any reason, the Association agrees to contribute to such Losses in the proportion that its financial interest in the reorganization bears to that of the indemnified parties. If the agreement is entered into with respect the common stock to be issued in the reorganization, the Agreement will provide for indemnification, which will be in addition to any rights that Trident or any other indemnified party may have at common law or otherwise. The indemnification provision of this paragraph will be superseded by the indemnification provisions of the Agreement entered into by the Association and Trident.

This letter is merely a statement of intent and is not a binding legal agreement except as to paragraph (4) above with regard to the obligation to reimburse Trident for allocable expenses to be incurred prior to the execution of the Agreement and the indemnity described in the preceding paragraph. While Trident and the Association agree in principle to the contents hereof and propose to proceed promptly, and in good faith, to work out the arrangements with respect to the proposed offering, any legal obligations between Trident and the Association shall be only as set forth in the duly executed Agreement. Such Agreement shall be in form and content satisfactory to Trident and among other things, there being in Trident's opinion no material adverse change in the condition or obligations of the Association or no market conditions which might render the sale of the shares by the Association hereby contemplated inadvisable.

Please acknowledge your agreement to the foregoing by signing below and returning to Trident one copy of this letter along with the advance payment of $7,500. This proposal is open for your acceptance for a period of thirty (30) days from the date hereof.

                                        Yours very truly,

                                        TRIDENT SECURITIES, INC.

                                        By:  --------------------------
                                             R. Lee Burrows, Jr.
                                             Managing Director


RLB:cs

Agreed and accepted this
_____ day of ___________, 1997

GASTON FEDERAL SAVINGS AND LOAN ASSOCIATION

By:  -------------------------
     David W. Hoyle
     Director